Exhibit (10)(xvii)(c)

The Boeing Company

Notice of Terms of Restricted Stock Units

[insert date]

To:	«Name»

BEMSID:	«Employee_BEMS_ID»

As part of its executive compensation program, The Boeing Company (the “Company” has awarded you a Restricted Stock Unit award. The terms and conditions of the award are as follows:

1.	RSU Award. You have been awarded «RSU_Units» Restricted Stock Units. Each Restricted Stock Unit (RSU) has the potential to become one share of Boeing stock. Your RSUs are awarded pursuant to The Boeing Company 2003 Incentive Stock Plan, As Amended and Restated Effective February 23, 2009 (the “Plan”) and the award is subject to the terms of the Plan. If there is any inconsistency between the terms of this notice and the terms of the Plan, the Plan’s terms will control. A summary of the Plan accompanies this notice.

2.	RSU Account. The Company will maintain a record of the number of awarded RSUs in an account established in your name.

3.	Vesting of RSUs. Your RSUs will vest [insert date that is three years from award date] or, if earlier, on the date your employment with the Company terminates because of retirement, involuntary layoff, disability, or death.

4.	Stock Issuance at Vesting. At the time your RSUs vest, the Company will issue to you shares of Boeing stock equal in number to the vested number of whole RSUs in your account, after deduction of shares to cover appropriate taxes and other charges as described in paragraph 12.2.

5.	Earnings Credit on Your RSUs.

5.1 While RSUs are in your account, they will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Boeing stock, your RSU account will be credited with additional RSUs (“Earnings Credit RSUs”) equal in number to the number of shares of Boeing stock that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were a share of Boeing stock. The number of RSUs that results from the Earnings Credit calculation will be to two decimal places.

5.2 The number of shares of Boeing stock that could be bought with the cash dividends will be calculated based on the “Fair Market Value” of Boeing stock on the applicable dividend payment date. “Fair Market Value” here means the average of the high and the low per share trading prices for Boeing stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.

5.3 Earnings Credit RSUs will vest at the same time as the RSUs with which they are associated.

6.	Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

7.

Termination due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated by reason of retirement, layoff, disability, or death, your RSU payout, including any Earnings Credit RSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the three-year performance period (beginning with the first full calendar month after the date of grant). Payment for this award will be made as soon as administratively possible, but not later than 60 days after your termination of employment The term “retirement” means retirement under the conditions that satisfy the terms of the Company’s or subsidiary’s defined benefit pension plan in which you participate. If you are an executive who is not eligible to participate in a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. “Disability” here means a disability entitling you to benefits under the long-term disability policy sponsored by the Company or one of its subsidiaries that applies to you.

8.	Other Terminations. In the event your employment is terminated prior to payment of the RSUs for reasons other than those described in section 7, all RSUs granted hereunder shall immediately be forfeited by you and canceled. This includes termination for cause and resignation.

9.	Specified Employees. However, for anyone who is a Specified Employee (as defined in the Deferred Compensation Plan for Employees of The Boeing Company) at the time of vesting, and who was eligible for retirement (as defined in paragraph 7) at the date of this grant or who became so eligible between the grant date and the vesting date described in paragraph 3 above, distributions upon vesting due to retirement, layoff or disability will be delayed until six months after the date of vesting based on Internal Revenue Code Section 409A.

10.	Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the vesting period which absence extends beyond three full calendar months (including any absence that began before the grant date), your RSU payout, including any Earnings Credit RSUs, will be prorated based on the number of full and partial months spent on the active payroll (beginning with the first full calendar month after the date of grant).

11.	Forfeiture of Non-Vested RSUs. If your employment with the Company and all subsidiaries of the Company terminates before the expiration of the vesting date of the award for any reason other than retirement (as defined in paragraph 7), involuntary layoff, disability (as defined in paragraph 7), or death, your nonvested RSUs will be forfeited and canceled. Earnings Credit RSUs will be forfeited and canceled along with the RSUs with which they are associated.

12.	RSU Award Payable in Stock.

12.1 Distribution from your RSU account will be made as soon as reasonably possible after the vesting of your RSUs, but not later than 60 days after the applicable vesting date. Distribution will be in whole shares of Boeing stock. The number of shares distributed will be equal to the number of whole vested RSUs in your account, subject to deductions described in paragraph 12.2. Fractional share values will be applied to income tax withholding.

12.2 The Company will deduct from the distribution of your vested RSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to a subsidiary of the Company.

13.	Transfer. RSUs are not transferable except by will or applicable laws of descent and distribution.

14.	Clawback Policy. These RSU Awards are subject to the Clawback Policy adopted by the Company’s Board of Directors, which provides as follows:

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

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